Exhibit 10.51

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

    This Second Amendment to Employment Agreement (“Second Amendment”) is entered into by and between Las Vegas Sands Corp., a Nevada corporation (“LVSC”), and Las Vegas Sands, LLC, a wholly owned subsidiary of LVSC (together with LVSC, the “Company”) and D. Zachary Hudson (“you”) effective January 1, 2024 (“Effective Date”). Capitalized terms that are used in this Second Amendment but that are not defined herein shall have the meanings assigned to those terms in the Agreement as amended by that certain First Amendment effective March 1, 2021 (the “Amended Agreement”). In consideration of the mutual promises, covenants, conditions, and provisions contained herein, the parties agree as follows:

1.Extension of Term. The term of employment set forth in Section 3 (Term) of the Amended Agreement is hereby extended through and including December 31, 2029.

2.Base Salary. The gross base salary stated in Section 4 (Base Salary) of the Amended Agreement shall be increased to $1,300,000 effective January 1, 2024.

3.Bonus/Incentive. Section 5 of the Amended Agreement (Bonus/Incentive) is replaced in its entirety by the following:

You will be eligible for an annual bonus (“Bonus”) under the Las Vegas Sands Corp. Executive Cash Incentive Plan in which the Company’s senior executives participate for each calendar year of the Term (with a target Bonus of 175% of Base Salary commencing in calendar year 2024), subject to the achievement of performance criteria approved by the CEO and established by the Compensation Committee of the Board of Directors of LVSC (the “Compensation Committee”).  The Bonus shall be payable at 85% of target if the applicable performance criteria are determined to be achieved at the threshold payout level and shall not exceed 115% of target if the applicable performance criteria are determined to be achieved at the maximum payout level. The actual amount of the Bonus for each such calendar year shall be determined by the Compensation Committee after consultation with the CEO.  The Bonus for any year shall be payable at the same time as annual bonuses are paid to other senior executives of the Company, but no later than March 15 of the year immediately following the year to which the Bonus relates, subject to your continued employment through the payment date (except for the Bonus for the 2029 calendar year, which shall be subject to your continued employment through the end of the Term).

4.Equity Award. Section 6 of the Amended Agreement is replaced in its entirety by the following:

(a)In each calendar year during the Term while you are employed by the Company, commencing with respect to performance in calendar year 2024, subject to the achievement of performance criteria established by the Compensation Committee for you in respect of the prior calendar year, the Compensation Committee will grant you restricted stock units (“RSUs”) in respect of a number of shares (the “Shares”) of LVSC common stock (“Common Stock”) in a target amount equal to 200% of your base salary based upon the fair market value per Share on the date of grant (the “Annual RSU Award”). The Annual RSU Award shall be granted at 85% of target if the applicable performance criteria are determined to be achieved at the threshold level and shall not exceed 115% of target if the applicable performance criteria are determined to be achieved at the maximum level. The actual amount of the Annual RSU Award for each such calendar year shall be determined by the Compensation Committee in its sole discretion. The RSUs shall be granted pursuant to the terms of the LVSC Amended and Restated 2004 Equity Award Plan (the “2004 Plan”) or a successor plan, and shall vest as to thirty-three percent (33%) on the first and second anniversaries of such grant and thirty-four percent (34%) on the third anniversary of such grant subject to your continued employment with the Company as of the applicable vesting date or otherwise as described in this Agreement. The Annual RSU Award for each year during the Term shall be granted following the first meeting of the Compensation Committee during the year to which such Annual RSU Award relates (at the time when equity incentive awards are granted to other employees of the Company, but in no event later than March 15 of such year). Except as otherwise provided herein, the RSUs shall be subject to the terms and conditions of the 2004 Plan (or a successor plan) and the Company’s form of Restricted Stock Units Award Agreement for its senior executives. If elected by you, the Company shall withhold Shares sufficient to cover the minimum statutory withholding taxes due in connection with the vesting of the RSUs.

(b)The Compensation Committee has approved that on the date this Second Amendment is executed (the “Date of Grant” as defined under the 2004 Plan) you will be granted options to purchase shares of Common Stock with a total Black-Scholes value of $7,950,000 on the Date of Grant (the “Second Amendment Option Grant”). The exercise price per share of Common Stock for the Second Amendment Option Grant shall be equal to the closing price of a share of Common Stock on the Date of Grant. Except as otherwise set forth herein, the Second Amendment Option Grant shall vest on December 31, 2029, subject to your continued employment with the Company as of the vesting date. The Second Amendment Option Grant shall be subject to the terms and conditions of the 2004 Plan (or a successor plan) and the Company’s form of Nonqualified Stock Option Agreement for its senior executives.

5.Termination by the Company without Cause; Termination by You for Good Reason. The first paragraph of Section 11(b) of the Amended Agreement is replaced in its entirety by the following:

The Company may terminate your employment without Cause at any time by giving you written notice to that effect. You may terminate your employment for Good Reason (as defined below) upon 60 days advance written notice. In the event that the Company terminates your employment without Cause or you terminate your employment for Good Reason, commencing in calendar year 2024 you shall thereupon be entitled to (i) payments equal to your Base Salary plus your target Bonus paid over the twelve (12) months following your termination, subject to applicable withholdings, provided that: (A) the first such payment shall not be made until the first regular payroll date following the effective date (after the expiration of the applicable revocation period) of the general release and covenant not to sue that you are required to execute pursuant to Section 12 below, which first payment shall consist of all such payments that otherwise would have been made to you pursuant to this Section 11(b) between the termination of your employment and the effective date of such general release and covenant not to sue, and (B) to the extent necessary to avoid accelerated taxation and/or tax penalties under Section 409A (as defined below), the applicable portion of such payments shall be paid prior to March 15 of the year following the year in which the termination of your employment occurred, and (ii) the immediate vesting of the portion of the Second Amendment Option Grant that would have vested had the Second Amendment Option Grant been subject to annual pro rata vesting commencing with the Date of Grant. Should the Company terminate your employment without Cause, you will also: be reimbursed for reasonable expenses incurred, but not paid prior to the effective date of such termination of employment, subject to Company policies including providing of supporting receipts; be entitled to such rights to other compensation and benefits as may be provided in applicable plans and programs of the Company, including, without limitation, applicable employee benefit plans and programs, according to the terms and conditions of such plans and programs including COBRA benefits at your own expense; and a relocation to the city of your choice in the continental United States pursuant to the Company’s relocation policy.

6.Release. The final paragraph of Section 12 of the Amended Agreement is replaced in its entirety by the following:

Release. Notwithstanding any other provision of this Agreement to the contrary, you acknowledge and agree that any payments or accelerated vesting to which you may become entitled under Section 11(b) above are conditional upon and subject to your (a) execution of a general release and covenant not to sue in a form reasonably acceptable to the Company within 60 days following the termination of your employment which will include a release of all claims you may have against the Company, its affiliates and their respective directors, officers and employees and (b) not revoking your consent to the general release and covenant not to sue in accordance with any applicable law and the terms of such release.

7.Non-Competition. Section 13(a) of the Amended Agreement is replaced in its entirety by the following:

Non-Competition. During all periods of employment with the Company and for a period commencing on the date of any termination of employment (“Termination Date”) and ending one (1) year following the Termination Date, you agree that you will not serve as a senior manager, business leader or strategic advisor to any casino or casino-hotel or any affiliate thereof or any other competitor that operates within (i) Clark County, Nevada including, without limitation, the City of Las Vegas, or any governmental unit, incorporated or unincorporated area within Clark County, Nevada, (ii) the Macau Special Administrative Region of The People’s Republic of China, (iii) Japan, (iv) Korea, (v) Thailand, (vi) New York and New Jersey, (vii) Singapore, (viii) Texas, or (ix) any other location in which the Company or any of its affiliates is doing business or has made substantial plans to commerce doing business, in each case at the time of your termination; provided, however that nothing herein shall prohibit you from practicing law under any applicable rules of professional conduct. You acknowledge and agree that the restrictive covenant contained in this paragraph is supported by valuable consideration, and is reasonable in its scope and duration, and that the covenant protects the legitimate interests of the Company and imposes no undue hardship on you. The period, the geographical area and the scope of the restrictions on your activities are divisible so that if any provision of the restriction shall be declared by a court of competent jurisdiction or by an arbitrator to exceed that maximum time period, geographical area, or scope which such court or arbitrator deems reasonable and enforceable, this provision shall be automatically modified to the extent necessary to make it reasonable and enforceable as may be determined by any such court or arbitrator.

8.Non-disparagement. Section 14(b) of the Amended Agreement is replaced in its entirety by the following:

Non-disparagement. During all periods of employment and in perpetuity thereafter, you agree that you shall neither cause to be made or offered, nor make or offer any slanderous, denigrating, disparaging or malicious comments, remarks, statements or opinions regarding Sheldon G. Adelson, the estate of Sheldon G. Adelson, the Company, its subsidiaries or affiliates, or any of their respective predecessors or successors, or any individuals or entities that to your knowledge are current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, in their capacities as such, with respect to any of their respective past or present activities, or otherwise publish (whether in writing or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light; provided, that nothing herein shall or shall be deemed to prevent or impair you from filing a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government

Agency, including providing documents or other information, without notice to the Company or testifying truthfully in any legal or administrative proceeding if such testimony is compelled or requested or otherwise complying with any subpoenas or other judicial or governmental requests for information. You further understand that nothing herein shall prevent you from exercising your rights under Nevada Assembly Bill No. 248 (2019) or Nevada Assembly Bill No. 60 (2021).

9.Dispute Resolution. Section 15 of the Amended Agreement is replaced in its entirety by the following:

In the unlikely event of a dispute, the Company and you expressly understand and voluntarily agree that any claim which either party may have against the other under local, state or federal law including, but not limited to, matters of discrimination, matters arising out of the termination or alleged breach of this Agreement or the terms, conditions or termination of employment, which cannot first be settled through direct discussions between the parties, will be submitted to mediation and, if mediation is unsuccessful, to final and binding arbitration administered by the American Arbitration Association (the “AAA”) under its Employment Arbitration Rules and Mediation Procedures (the “Rules”) and judgment on the award rendered by the arbitrators may be entered in any court in Clark County, Nevada. A copy of the Rules may be obtained online at https://www.adr.org/sites/default/files/ Employment%20Rules.pdf, or from the Company’s Human Resources department. Any controversy or claim submitted for arbitration shall be submitted to a panel of three (3) arbitrators selected in the manner specified in the Rules from the roster of arbitrators of the AAA. The arbitration proceedings shall be conducted in Las Vegas, Nevada, and the arbitration costs of the AAA including but not limited to the fees of the arbitrator shall be paid by Company, provided, however, that each Party shall be responsible for its own attorney fees. This dispute resolution paragraph of this Agreement provides the exclusive remedies and each party expressly waives the right to pursue redress in any other forum except only the right to pursue equitable remedies. Notwithstanding anything to the contrary herein, (A) you may, but are not required to, arbitrate claims for sexual harassment or assault to the extent applicable law renders a pre-dispute arbitration agreement covering such claims invalid or unenforceable and (B) this Section 15 shall not (x) cover any claim or charge which, by law, cannot be the subject of a compulsory arbitration agreement or (y) preclude you from filing charges with the federal Equal Employment Opportunity Commission or similar state or local agencies. During the pendency of any claim under this dispute resolution procedure, you agree to make no statement orally or in writing regarding the existence of the claim or the facts forming the basis of such claim, or any statement orally or in writing which could impair or disparage the personal or business reputation of the Company, its affiliates or the estate of Sheldon G. Adelson. You understand and acknowledge that by signing this Agreement, you are waiving the right to a jury trial, or a trial before a judge in public court.

10.Clawback Policies. Any compensation provided to you which is subject to recovery under any law, government regulation, stock exchange listing requirement or Company policy, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, stock exchange listing requirement or Company policy (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement), including, without limitation, the LVSC Forfeiture of Improperly Received Compensation Policy, effective January 23, 2018, as may be amended from time to time, and the LVSC Clawback Policy, effective December 1, 2023 (together, the “Clawback Policies”). You knowingly, voluntarily and irrevocably consent to and agree to be bound by and subject to the terms and conditions of the Clawback Policies, including that (i) you will return any erroneously awarded compensation that is required to be repaid in accordance with the Clawback Policies, (ii) the compensation that you receive, have received or may become entitled to receive from the Company is subject to the Clawback Policies, and the Clawback Policies may affect such compensation, and (iii) you have no right to indemnification, insurance payments or other reimbursement by or from the Company for any compensation that is subject to recoupment and/or forfeiture under the Clawback Policies.

11.Original Amended Agreement. Except as expressly modified by this Second Amendment, the terms and conditions of the Amended Agreement are, and shall continue to remain, in full force and effect. In the event of a conflict between the terms of this Second Amendment and the Amended Agreement, the terms of this Second Amendment shall control.

The parties have read, understood, and duly executed this Second Amendment by their signatures below.

D. Zachary Hudson		Las Vegas Sands Corp.

/S/ D. ZACHARY HUDSON		/S/ ROBERT G. GOLDSTEIN
Robert G. Goldstein Chief Executive Officer
Date:	December 13, 2023	Date:	December 13, 2023